Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of the 18th day of July 2022 (the “Effective Date”), by and between Celsion Corporation, a Delaware corporation (the “Company”), and Corinne Le Goff, an individual (the “Executive”).

WITNESSETH

WHEREAS, the Company desires to employ the Executive to serve in the capacity as President and Chief Executive Officer of the Company and to cause the Executive to be nominated to serve as a member of the Board of Directors of the Company (the “Board”) on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive desires to be employed and serve in such capacities on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties, intending to be legally bound, agree as follows:

1.	Employment Duties and Acceptance.

(a) In accordance with the terms of this Agreement, the Company hereby employs the Executive, for the Employment Period (as hereinafter defined), to render full-time services to the Company as President and Chief Executive Officer and to perform the customary duties and bear the customary responsibilities of such positions and such other duties and responsibilities, commensurate with such positions, as the Executive shall be directed as is customary from time to time by the Board to perform or bear, which duties and responsibilities shall be consistent with the provisions of the Bylaws of the Company in effect on the date hereof that relate to or bear upon the duties of the President and Chief Executive Officer, all in accordance with the terms of this Agreement.

(b) As of the Effective Date, the Executive hereby accepts such employment and agrees to render the services described above, in accordance with the terms of this Agreement.

(c) The Executive further agrees to accept election and to serve during all or any part of the Employment Period as a director of the Company without any compensation therefor other than that specified in this Agreement, if appointed or elected to such position by the Board or the stockholders of the Company. At all times during the Employment Period, the Company shall include the Executive in the management slate for election as a director at every stockholders’ meeting at which her term as a director would otherwise expire. At the request of the Board, following termination of this Agreement, the Executive promptly shall tender her resignation as a director of the Company.

(d) The principal place of employment of the Executive hereunder shall at all times during the Employment Period be in the greater Princeton, New Jersey area or such other location(s) as may be mutually acceptable to the Executive and the Board.

(e) Notwithstanding anything to the contrary herein, although the Executive shall provide services as a full-time employee, it is understood that the Executive, with prior notification to the Board, may (1) participate in professional activities; (2) publish academic articles; (3) support non- competing external research programs; and (4) participate in community and/or philanthropic activities; and (5) remain on the board of directors of two companies, other than the Company, provided that until December 31, 2022, the Executive may serve on a third board of directors at which date the Executive agrees to terminate such position (collectively, “Permitted Activities”); provided, that such Permitted Activities do not interfere with the Executive’s duties or services to the Company. Notwithstanding anything to the contrary contained herein, Executive shall not, at any particular time after December 31, 2022, serve on more than two boards of directors (or similar governing bodies) of entities (other than the Company (and its subsidiaries)).

2.	Period of Employment.

The period of the Executive’s employment under this Agreement (the “Employment Period”) shall commence as of the Effective Date and may be terminated by the Company or the Executive pursuant to Section 6, 7 or 8 of this Agreement, as the case may be. In the event of a termination of this Agreement and the Executive’s employment by either party hereto, the terminating party shall notify the other party in writing in advance that the Executive’s employment is being terminated in accordance with this Agreement and such notice will specify the type of termination and the facts and circumstances claimed to provide the basis for termination.

3.	Compensation and Benefits.

(a) As compensation for the services rendered or to be rendered pursuant to this Agreement, the Company will pay the Executive an annual base salary in the amount of $624,000 (the “Base Salary”). The Executive’s Base Salary hereunder shall be reviewed in the first quarter of 2024 and at least annually thereafter during the Employment Period for adjustment upward (but not downward) in the discretion of the Board or the Compensation Committee of the Board. The Executive’s Base Salary, as so adjusted, shall be considered the new Base Salary for all purposes of this Agreement. The Base Salary shall be paid in accordance with the Company’s standard payroll practices applicable to its senior executives.

(b) The Company agrees that the Executive shall be eligible for an annual performance bonus from the Company with respect to each fiscal year of the Company that ends during the Employment Period, pursuant to the Company’s management incentive bonus program, or policy or practice of the Board or Compensation Committee, in effect from time to time. The Executive’s target annual performance bonus shall be equal to seventy-two percent (72.0%) of the Base Salary, but the actual amount of any such performance bonus shall be determined by the Board or the Compensation Committee of the Board in its sole and absolute discretion, consistent with the Company’s performance, the Executive’s contribution to the Company’s performance and the provisions of any such applicable incentive bonus program, policy or practice; provided, however, that such annual performance bonus shall not exceed ninety-five percent (95%) of the Base Salary for the fiscal year to which the bonus applies except pursuant to a specific finding by the Board or the Compensation Committee of the Board that a higher percentage is appropriate. The annual performance bonus for the Company’s 2022 fiscal year shall be prorated from the Effective Date. Any annual performance bonus shall be paid not later than two and one-half months after the end of the fiscal year to which the bonus relates.

(c) The Company shall pay the Executive a signing bonus of $50,000 (the “Signing Bonus”) on the first regularly scheduled payroll date following the Effective Date. If the Executive’s employment is terminated due to the Executive’s resignation without Good Reason or by the Company for Cause at any time prior to the first anniversary of the Effective Date, the Executive will promptly repay the Signing Bonus in full to the Company.

(d) As a material inducement to the Executive accepting employment with the Company, on the first day following the Effective Date and subject to approval by the Board (or the Compensation Committee of the Board), the Company will grant to the Executive the following equity awards (the “Initial Awards”):

(i) A stock option to purchase 177,000 shares of the Company’s common stock (the “Stock Option”) outside of the Company’s 2018 Stock Incentive Plan, as amended (the “Stock Incentive Plan”) as an “inducement grant” (within the meaning of NASDAQ Listing Rule 5635(c)) having substantially the same terms, definitions and provisions of the Stock Incentive Plan. The Stock Option will have a per share exercise price equal to the last quoted per share sales price of a share of Company common stock as of the close of business on the date of grant as reported by NASDAQ. The Stock Option will vest and become exercisable with respect to twenty five percent (25%) of the shares subject thereto on the first anniversary of the Effective Date and the remaining seventy-five percent (75%) in equal quarterly installments thereafter, such that the Stock Option will be fully vested and exercisable on the fourth (4th) anniversary of the Effective Date, subject to the Executive’s continued employment with the Company through each applicable vesting date. The Stock Option shall be subject to the terms and conditions set forth in Section 3(f) and in a stock option agreement to be entered into by the Company and the Executive, which shall evidence the grant of the Stock Option.

(ii) A restricted stock award consisting of 53,000 restricted shares of Company common stock (the “Restricted Stock Award”) outside of the Stock Incentive Plan as an “inducement grant” (within the meaning of NASDAQ Listing Rule 5635(c)) having substantially the same terms, definitions and provisions of the Stock Incentive Plan. The Restricted Stock Award will cliff vest on the first anniversary of the Effective Date, subject to the Executive’s continued employment with the Company through each such vesting date. The Restricted Stock Award shall be subject to the terms and conditions set forth in Section 3(f) and in a restricted stock award agreement to be entered into by the Company and the Executive, which shall evidence the grant of the Restricted Stock Award.

(e) In addition to the Initial Awards, the Company agrees to grant to the Executive, during the Employment Period, at the time of its usual annual grant to employees for the applicable year, such options and/or other equity awards with respect to shares of the Company’s common stock as the Board or the Compensation Committee of the Board shall determine.

(f) In the event of a Change in Control (as defined in Section 12) of the Company, all options and other equity awards, including the Initial Awards, granted by the Company to the Executive prior to such event, shall immediately vest and, in the case of options and similar awards, become and remain fully exercisable through their respective original maximum terms (provided that, after giving effect to such accelerated vesting and providing the Executive a reasonable opportunity to exercise such vested options and similar awards, such options and awards shall remain subject to the terms of the applicable plan and/or award agreement in connection with a Change in Control and similar events as provided therein) and otherwise in accordance with their respective terms and conditions.

(g) The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Employment Period in the performance of services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may reasonably be required pursuant to the standard policies of the Company in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses. Additionally, the Executive shall receive a $12,000 annual allowance to be used at the Executive’s discretion; with respect to fiscal year 2022, the Executive shall receive $5,490.41 of such allowance on or around the Effective Date and for future fiscal years, such allowance shall be payable immediately following the date of the Company’s annual meeting of stockholders. The $12,000 allowance will be grossed up for tax purposes at the rate of 25%. Such allowance and related tax gross-up shall be paid not later than two and one-half months after the end of the year to which the allowance relates.

(h) During the Employment Period, the Company shall, at its election, provide the Executive with term life insurance at a level equal to one (1) times her Base Salary, or provide coverage for the Executive at such level.

(i) During the Employment Period, the Executive shall be eligible to participate in all qualified and non-qualified savings and retirement plans, and all other compensation and benefit plans and programs, including welfare and fringe benefit programs, that are generally made available by the Company to other senior executives of the Company, in each case in accordance with the eligibility and participation provisions of such plans and programs and as such plans or programs may be in effect from time to time.

(j) The Executive shall be eligible for paid vacation of three (3) weeks for calendar year 2022 and five (5) weeks per calendar year beginning in 2023 and thereafter during the Employment Period, in each case, to be taken in accordance with the vacation policy of the Company as in effect from time to time. Under the current vacation policy, in the event that Executive does not utilize all of her vacation in any calendar year, she may carry forward up to two (2) weeks (ten (10) days) for up to one (1) calendar year, and unused vacation days shall not otherwise accumulate.

(k) During the Employment Period, Executive will relocate her primary residence to the New Jersey area within a reasonable period of time following the Effective Date and, in connection with such relocation, (i) the Company will reimburse the Executive for amounts not to exceed $75,000 annually for the rental cost of a leasing accommodation and related temporary living in the New Jersey area during the period in which the Executive retains her primary residence in the Massachusetts area but not to exceed two years from the Effective Date, and (ii) in the event of a sale of the Executive’s existing primary residence in the Massachusetts area, the Company will reimburse the Executive for reasonable costs incurred for the relocation of the Executive’s personal goods to the New Jersey area, with such reimbursement payment for the relocation of personal goods to be grossed up for federal and state income taxes, if applicable, in each case, subject to the Executive’s presentation of expense statements or vouchers or such other supporting information as may reasonably be required pursuant to the standard policies of the Company in effect from time to time. Any such reimbursement payments and, solely with respect to clause (ii), any tax gross-up payment shall be paid not later than two and one-half months after the end of the year to which the payment relates. If the Executive’s employment is terminated due to the Executive’s resignation without Good Reason or by the Company for Cause, in either case, at any time prior to the second anniversary of the Effective Date, the Executive will promptly repay in full to the Company all monies provided to the Executive under the foregoing clauses (i) and (ii).

4.	Confidentiality.

The Executive acknowledges and agrees that the “Employee Proprietary Information and Ownership of Inventions Agreement” annexed hereto as Exhibit A shall be deemed incorporated in and made a part of this Employment Agreement. Notwithstanding any other provision of this Agreement, the Executive shall continue to be bound by the terms of such Proprietary Information and Inventions Agreement for a period of five (5) years after the termination of this Agreement and the Executive’s employment for any reason. The Executive and the Company agree that following termination of the Executive’s employment and this Agreement for any reason the Proprietary Information and Inventions Agreement shall be applicable only to material, non-public, proprietary information of the Company.

5.	Non-Competition, Non-Solicitation and Non-Disparagement.

(a) During the Employment Period, the Executive shall not (1) provide any services, directly or indirectly, to any other business or commercial entity without the consent of the Board or (2) participate in the formation of any business or commercial entity without the consent of the Board; provided, however, that nothing contained in this Section 5(a) shall be deemed to prohibit the Executive from acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) not exceeding two percent (2%) of such corporation’s (or other entity’s) then-outstanding shares of capital stock (or other interests) and, provided further, that nothing contained herein shall be deemed to limit the Executive’s Permitted Activities pursuant to Section 1(e).

(b) If the Executive’s employment and this Agreement is terminated by the Company for Cause (as defined in Section 6(c)) or if the Executive terminates employment and this Agreement pursuant to Section 7(b) hereof, or if the Executive is entitled to receive severance payments in connection with a termination of her employment in accordance with Section 9(c)(i) or 9(d)(i), then for a period of two (2) years following the date of termination the Executive shall not (1) provide any services, directly or indirectly, to any other business or commercial entity in the Company’s Field of Interest (as defined in Section 12), (2) attempt to persuade or encourage customers or suppliers of the Company not to do business with the Company and/or to do business with a competitor of the Company, (3) participate in the formation of any business or commercial entity engaged primarily in the Company’s Field of Interest, or (4) directly or indirectly employ, or seek to employ or secure the services in any capacity of, any person employed at that time by the Company or any of its Affiliates, or otherwise encourage or entice any such person to leave such employment; provided, however, that nothing contained in this Section 5(b) shall be deemed to prohibit the Executive from acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) in the Company’s Field of Interest not exceeding two percent (2%) of such corporation’s (or other entity’s) then outstanding shares of capital stock (or other interests) and, provided further, that nothing contained herein shall be deemed to limit Executive’s Permitted Activities pursuant to Section 1(e).

(c) At no time during the Employment Period or thereafter will the Executive knowingly make any written or oral untrue statement or any statement that disparages the Company or its Affiliates or will the Company knowingly make any written or oral untrue statement or any statement that disparages the Executive. Notwithstanding this provision, the Executive may confer in confidence with her legal representatives and make truthful statements as required by law or valid subpoena.

(d) If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section 5 or Exhibit A, the Company shall have the right and remedy to have the provisions of this Agreement or Exhibit A, as the case may be, specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

(e) If any of the covenants contained in this Section 5 or Exhibit A or any part hereof or thereof, is hereafter construed to be invalid, illegal or unenforceable by a court or regulatory agency or tribunal of competent jurisdiction, such court, agency or tribunal shall have the power, and hereby is directed, to substitute for or limit such provision(s) in order as closely as possible to effectuate the original intent of the parties with respect to such invalid, illegal or unenforceable covenant(s) generally and so to enforce such substituted covenant(s). Subject to the foregoing, the invalidity, illegality or unenforceability of any one or more of the covenants contained in this Section 5 shall not affect the validity of any other provision hereof, which shall be given full effect without regard to the invalid portions.

(f) If any of the covenants contained in this Section 5 or Exhibit A, or any part hereof or thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the extent thereof, the parties hereto agree that the tribunal making such determination shall have the power, and hereby is directed, to reduce the duration, area and/or extent of such provision and, in its reduced form, such provision shall then be enforceable.

(g) Anything else contained in this Agreement to the contrary notwithstanding, the parties hereto intend to and hereby do confer jurisdiction to enforce the covenants contained in this Section 5 and Exhibit A upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other state within the geographical scope of such other covenants, as to breaches of such covenants in such other jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

6.	Termination by the Company.

During the Employment Period, the Company may terminate this Agreement and the Executive’s employment if any one or more of the following shall occur:

(a) The Executive shall die during the Employment Period; provided, however, that the Executive’s legal representatives, heirs and estate shall be entitled to receive (1) the Executive’s Base Salary through the date which is ninety (90) days after the Executive’s date of death and (2) a pro rata annual performance bonus (prorated by multiplying the full year bonus that otherwise would be due by the percentage derived from dividing the number of days in the then-current year prior to the death of the Executive by three hundred sixty-five (365) with respect to the fiscal year of the Company during which death occurs). Upon the Executive’s death, stock options previously granted to the Executive that are vested and fully exercisable at the time of death shall remain fully exercisable, by the Executive’s legal representatives, through their respective original maximum terms (provided that such options shall remain subject to the terms of the applicable plan and/or award agreement in connection with a Change in Control and similar events as provided therein) and otherwise in accordance with their respective terms and conditions. All stock options and stock awards (and similar equity rights) that have not vested prior the date of death shall be forfeited.

(b) The Executive shall become physically or mentally disabled so that the Executive is unable substantially to perform her services with or without a reasonable accommodation required by law, hereunder for a period of one hundred twenty (120) consecutive days, or (2) shorter periods aggregating one hundred eighty (180) days during any twelve (12) month period; provided, however, that the Company may terminate the Executive’s employment under this Section 6(b) only upon thirty (30) days’ prior written notice given by the Company to the Executive. Notwithstanding such disability the Company shall continue to pay the Executive her Base Salary through the date of such termination. In addition, the Executive shall be entitled to a pro rata annual performance bonus (prorated by multiplying the full year bonus that otherwise would be due by the percentage derived from dividing the number of days in the then-current year prior to the termination on account of disability of the Executive by three hundred sixty-five (365) with respect to the fiscal year of the Company during which such termination occurs). Upon such a disability, stock options previously granted to the Executive that are vested and fully exercisable at the time of disability shall remain fully exercisable, by the Executive or her legal representatives, should she have such, through their respective original maximum terms (provided that such options shall remain subject to the terms of the applicable plan and/or award agreement in connection with a Change in Control and similar events as provided therein) and otherwise in accordance with their respective terms and conditions. All stock options and stock awards (and similar equity rights) that have not vested prior to the date of disability shall be forfeited by the Executive.

(c) The Executive acts, or fails to act, in a manner that provides Cause for termination. For purposes of this Agreement, the term “Cause” means (1) the Executive’s indictment for, or conviction of, any crime or serious offense involving money or other property that constitutes a felony in the jurisdiction involved; (2) the Executive’s willful and ongoing neglect of, or failure to discharge, duties (including fiduciary duties) responsibilities and obligations with respect to the Company hereunder, provided such willful and ongoing neglect or failure remains uncured for a period of thirty (30) days after written notice describing the same in reasonable detail is given to the Executive by the Company; (3) the Executive’s violation of any of the restrictive covenants set forth in Section 5 hereof or the Executive’s material breach of any provisions of Section 14 hereof or Exhibit A hereto; or (4) any act of fraud or embezzlement by the Executive involving the Company or any of its Affiliates. All determinations of Cause for termination pursuant to this Section 6 shall be made by the Board, and shall require at least a two-thirds (2/3) vote of the entire Board excluding the Executive, should she then be a member of the Board.

(d) The Company terminates this Agreement and the Executive’s employment for any reason other than for Cause.

7.	Termination by the Executive.

(a) Good Reason. The Executive may terminate this Agreement and the Executive’s employment hereunder and this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence, without the Executive’s written consent of any of the following events:

(i) any material adverse change in the Executive’s authority, duties or responsibilities, titles or offices (including reporting responsibility);

(ii) a material reduction in the Executive’s Base Salary or target annual performance bonus opportunity;

(iii) a material breach by the Company of its obligations under this Agreement; or

(iv) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company upon a merger, consolidation, sale or similar transaction;

provided, that the Executive’s termination shall only constitute a termination for Good Reason if (x) the Executive provides the Company with written notice detailing the specific condition alleged to constitute Good Reason within 30 days after the initial occurrence of such condition, (y) the Company fails to cure such condition within 30 days after the Company’s receipt of such notice, and (z) the date of the Executive’s termination of employment occurs within 30 days following the expiration of the Company’s cure period.

Any termination of this Agreement and the Executive’s employment hereunder by the Executive pursuant to this Section 7(a) due to the occurrence of any of the events specified herein shall only be effective if such event also results in a material change to the employment relationship between the Executive and the Company (or any successor thereto). The foregoing provision is intended to qualify under Treasury Regulation Section 1.409A-1(n)(2)(i) as an involuntary separation from service and shall be determined in a manner consistent therewith.

(b) Without Good Reason. The Executive may terminate this Agreement and the Executive’s employment hereunder without Good Reason at any time by providing 30 days’ advance written notice to the Company.

8.	Termination by the Executive for Good Reason Following a Change in Control.

In addition to the above, during the period commencing on the six (6) month anniversary of a Change in Control and ending on the one (1) year anniversary of such Change in Control (the “Change in Control Protection Period”), the Executive may terminate employment and this Agreement if “Good Reason” exists for the Executive’s termination pursuant to Section 7(a) above.

9.	Severance and Benefit Continuation.

(a) Termination for Cause or Termination Without Good Reason by the Executive. If the Company terminates this Agreement and the Executive’s employment for Cause pursuant to Section 6(c) hereof, or if the Executive terminates employment without Good Reason pursuant to Section 7(b), no severance or benefit continuation provisions shall apply; provided, however, that the Executive shall have the same opportunity to continue group health benefits at the Executive’s expense in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as is available generally to other employees terminating employment with the Company. All stock options and stock awards (and similar equity rights) held by the Executive that have vested prior to such termination of this Agreement may be exercised by the Executive for a period of one hundred eighty (180) days after the date of termination (provided that such stock options and awards (and similar equity rights) shall remain subject to the terms of the applicable plan and/or award agreement in connection with a Change in Control and similar events as provided therein), at which time they shall automatically be forfeited if not exercised. All stock options and stock awards (and similar equity rights) that have not vested prior to such termination shall be forfeited by the Executive.

(b) Termination for Death or Disability. In the event of termination of the Executive’s employment and this Agreement pursuant to Section 6(a) or 6(b) by reason of the death or disability of the Executive, in addition to the Base Salary payments and pro rata annual performance bonus provided for in paragraph (a) or (b) of Section 6, as applicable, the Company shall continue to provide all benefits subject to COBRA, at its sole cost and expense, with respect to the Executive and her dependents for the maximum period provided by COBRA.

(c) Termination by the Company Other Than for Cause or Termination by the Executive for Good Reason Outside of the Change in Control Protection Period. If (1) the Company terminates this Agreement and the Executive’s employment other than for Cause pursuant to Section 6(d) or (2) the Executive terminates this Agreement and her employment for Good Reason pursuant to Section 7(a), and, in either case, such termination does not occur during the Change in Control Protection Period, then, subject to Section 9(e):

(i) the Company shall pay the Executive in accordance with its normal payroll practice an amount equal to the Executive’s Base Salary at the annualized rate in effect on the date of such termination, such payment to be made in equal monthly installments (rounded down to the nearest whole cent) over a period of nine (9) consecutive months following the Executive’s Separation from Service (as defined in Section 12) (the “Severance Period”), with the first installment payable, subject to Section 15, in the month following the month in which the Executive’s Release is effective;

(ii) all Company employee benefit plans and programs (including, but not limited to, the plans and programs set forth in Section 3(i)), other than participation in any Company tax-qualified retirement plan and any bonus, equity or other incentive plans and programs, applicable to the Executive shall be continued for the Severance Period (or, if such benefits are not available, or cannot be provided due to applicable law, the Company shall pay the Executive a lump sum cash amount equal to the after-tax economic equivalent thereof, provided that, with respect to any benefit to be provided on an insured basis, such lump sum cash value shall be the present value of the premiums expected to be paid for such coverage, and with respect to other benefits, such value shall be the present value of the expected cost to the Company of providing such benefits, and that, in all events, such payment shall be made within ninety (90) days following the Executive’s Separation from Service). Notwithstanding the foregoing, if the Executive becomes re-employed with another employer during the Severance Period and is eligible to receive comparable group health insurance coverage under another employer’s plans, the Company’s obligations under this Section shall be reduced to the extent comparable coverage is actually provided to the Executive and her dependents, and any such coverage shall be promptly reported by the Executive to the Company. In the case of all benefits subject to COBRA, the Company shall continue to provide such benefits at its expense with respect to the Executive and her dependents for the maximum period provided by COBRA; and

(iii) all stock options and awards of restricted stock (and similar equity rights), to the extent outstanding and vested on the date of such termination of this Agreement, shall remain fully exercisable through their respective original maximum terms (provided that such stock options and awards (and similar equity rights) shall remain subject to the terms of the applicable plan and/or award agreement in connection with a Change in Control and similar events as provided therein) and otherwise in accordance with their respective terms and conditions.

(d) Termination by the Company Other Than for Cause or Termination by the Executive Based for Good Reason During the Change in Control Protection Period. If (1) the Company terminates this Agreement and the Executive’s employment other than for Cause pursuant to Section 6(d) or (2) the Executive terminates this Agreement and her employment for Good Reason pursuant to Section 7(a), and, in either case, such termination occurs at any time during the Change in Control Protection Period, then, subject to Section 9(e):

(i) the Company shall pay the Executive a cash lump sum equal to nine months of the Executive’s Base Salary at the annualized rate in effect on the date of such termination, such payment to be made, subject to Section 15, in the month following the month in which the Executive’s Release is effective;

(ii) all Company employee benefit plans and programs (including, but not limited to, the plans and programs set forth in Section 3(i), other than participation in any Company tax-qualified retirement plan) applicable to the Executive shall be continued for the Severance Period (or, if such benefits are not available, or cannot be provided due to applicable law, the Company shall pay the Executive a lump sum cash amount equal to the after-tax economic equivalent thereof, provided that, with respect to any benefit to be provided on an insured basis, such lump sum cash value shall be the present value of the premiums expected to be paid for such coverage, and with respect to other benefits, such value shall be the present value of the expected cost to the Company of providing such benefits and that, in all events, such payment shall be made within ninety (90) days following the Executive’s Separation from Service). Notwithstanding the foregoing, if the Executive becomes re-employed with another employer during the Severance Period and is eligible to receive comparable group health insurance coverage under another employer’s plans, the Company’s obligations under this Section shall be reduced to the extent comparable coverage is actually provided to the Executive and her dependents, and any such coverage shall be promptly reported by the Executive to the Company. In the case of all benefits subject to COBRA, the Company shall continue to provide such benefits at its sole cost and expense with respect to the Executive and her dependents for the maximum period provided by COBRA; and

(iii) all stock options and awards of restricted stock (and similar equity rights), to the extent then vested and outstanding (after giving effect to any accelerated vesting pursuant to Section 3(f) hereof), shall remain fully exercisable through their respective original maximum terms (provided that, after giving effect to such accelerated vesting and providing the Executive a reasonable opportunity to exercise such vested options and similar awards, such options and awards shall remain subject to the terms of the applicable plan and/or award agreement in connection with a Change in Control and similar events as provided therein) and otherwise in accordance with their respective terms and conditions.

(e) As a condition of receiving the payments provided for in Section 9(c) or 9(d), as applicable, the Executive or her legal representatives, should she have such, shall first execute and deliver to the Company within twenty-one (21) days (or such other period required under applicable law) following such termination of employment a general release of all claims against the Company, its Affiliates, agents and employees (other than any claims or rights pursuant to the Agreement or pursuant to equity or employee benefit plans), in a form and substance satisfactory to the Company, and shall not revoke such release within any revocation period provided under applicable law (the “Release Period”). In connection with such release by the Executive, the Company shall execute and deliver a comparable release of claims against the Executive within the same time period following such termination of employment, and may revoke such release if the Executive revokes her release within any revocation period provided under applicable law. Notwithstanding the foregoing, the Executive may elect to forego the severance payments provided herein, in which event neither party hereto shall be required to execute a release of the other. Notwithstanding the foregoing provisions of this Section 9(e), no release to be granted by the Executive shall be required to cause the Executive to release the Company from, waive, or forego in any way any of the Executive’s rights to indemnification under the applicable provisions of the Certificate of Incorporation or By-laws of the Company or any then-existing agreement between the Company and the Executive with respect thereto; and no release to be granted by the Company hereunder shall apply to any obligation of the Executive pursuant to this Agreement or any act of fraud or material dishonesty by the Executive. Further, the Company acknowledges and agrees that the Release will not include any confidentiality or non-competition, non-solicitation and non-disparagement covenants on the Executive that exceed the scope and/or duration of those covenants set forth in Sections 4 and 5, respectively, hereof.

10.	Cooperation.

Following the termination of her employment, the Executive agrees to cooperate with, and assist, the Company to ensure a smooth transition in management and, if requested by the Company, to make herself available to consult at mutually agreed upon times for up to a nine (9) month period thereafter. At any time following the termination of her employment, the Executive will provide such information as the Company may reasonably request with respect to any Company- related transaction or other matter in which the Executive was involved in any way while employed by the Company. The Executive further agrees, during the Employment Period and thereafter, to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against, or by, the Company or its Affiliates, in connection with any dispute or claim of any kind involving the Company or its Affiliates, including providing testimony in any proceeding before any arbitral, administrative, judicial, legislative or other body or agency. The Executive shall be entitled to reimbursement for all properly documented expenses reasonably incurred in connection with rendering transition services under this Section, including, but not limited to, reimbursement for all reasonable travel, lodging, meal expenses and reasonable legal fees, and the Executive shall be entitled to a per diem amount for her services equal to her then most recent annualized Base Salary under this Agreement, divided by two hundred forty (240) (business days).

11.	Mitigation.

The Executive shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any payment provided for hereunder be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of employment by the Company.

12.	Definitions.

As used herein, the following terms have the following meaning:

(a) “Affiliate” means and includes any person, corporation or other entity controlling, controlled by or under common control with the person, corporation or other entity in question, determined in accordance with Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

(b) “Change in Control” means the occurrence of any of the following events:

(i) Any Person, other than the Company, its Affiliates or any Company employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”) of the Company; or

(ii) Individuals who constitute the Board (the “Incumbent Directors”), as of the beginning of any twenty-four (24) month period commencing with the Effective Date of this Agreement, cease for any reason to constitute at least a majority of the directors. Notwithstanding the foregoing, any individual becoming a director subsequent to the beginning of such period, whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Directors, shall be, considered an Incumbent Director; or

(iii) Consummation by the Company of a recapitalization, reorganization, merger, consolidation or other similar transaction (a “Business Combination”), with respect to which all or substantially all of the individuals and entities who were the Beneficial Owners of the Voting Securities immediately prior such Business Combination (the “Incumbent Shareholders”) do not, following consummation of all transactions intended to constitute part of such Business Combination, Beneficially Own, directly or indirectly, fifty percent (50%) or more of the Voting Securities of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination (the “Surviving Entity”), in substantially the same proportion as their ownership of such Voting Securities immediately prior to such Business Combination; or

(iv) Consummation of a complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than fifty percent (50%) of the combined Voting Securities is then Beneficially Owned, directly or indirectly, by the Incumbent Shareholders in substantially the same proportion as their ownership of the Voting Securities immediately prior to such sale or disposition.

For purposes of this definition, the following terms shall have the meanings set forth below:

(A)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act;

(B)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and

(C)	“Person” shall have the meaning as used in Sections 13(d) and 14(d) of the Exchange Act.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control unless it is a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Code Section 409A”).

(c) “Company’s Field of Interest” means the primary businesses of the Company as such business is being conducted, or actively contemplated, by the Company, as determined from time to time by the Board, during the Employment Period, including, with respect to such business: (i) any technology, product, drug or device for which the Company has filed patents, including any technology, product, drug or device that is a spinoff of any Company patents either filed or actively contemplated to be filed (or otherwise in process), (ii) any technology, product, drug or device for which the Company has invested resources, (iii) any technology, product, drug or device that the Company is actively contemplating entering into, engaging in, or acquiring or (iv) any technology, product, drug or device that the Company is then currently developing.

(d) As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

13.	Representations by Executive.

The Executive represents and warrants that she has full right, power and authority to execute this Agreement and perform her obligations hereunder and that this Agreement has been duly executed by the Executive and such execution and the performance of this Agreement by the Executive do not and will not result in any conflict, breach or violation of or default under any other agreement or any judgment, order or decree to which the Executive is a party or by which she is bound. The Executive acknowledges and agrees that any material breach of the representations set forth in this Section 13 will constitute Cause under Section 6.

14.	Tax Withholding

The Company may withhold from any amounts payable under this Agreement (such as Federal, state, or foreign taxes) as shall be required to be withheld pursuant to any applicable law or regulation.

15.	Section 409A Compliance

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b) If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 9(c) or 9(d) until the earlier of (i) the date which is six (6) months after her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 15(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 15(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c) To the extent that any benefits pursuant to Section 9(c)(ii) or 9(d)(ii) or reimbursements pursuant to Section 3 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

(d) Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Code Section 409A, if the Release Period spans two calendar years, any severance payments to which the Executive may be entitled pursuant to Section 9(c) or 9(d) d shall be paid on the first regularly scheduled payroll date that occurs in the second calendar year.

16.	Arbitration.

The parties shall attempt in good faith to resolve all claims, disputes and other disagreements arising hereunder by negotiation. In the event that a dispute between the parties cannot be resolved within thirty (30) days of written notice from one party to the other party, such dispute shall, at the request of either party, after providing written notice to the other party, be submitted to arbitration in Lawrenceville, New Jersey in accordance with the arbitration rules of the American Arbitration Association (“AAA”) then in effect. The notice of arbitration shall specifically describe the claims, disputes or other matters in issue to be submitted to arbitration. The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the arbitration rules of the AAA. If the parties are unable to agree within ten (10) days, the arbitrator shall be selected by AAA directly The discovery rights and procedures provided by the Federal Rules of Civil Procedure shall be available and enforceable in the arbitration proceeding. The written decision of the arbitrator so appointed shall be conclusive and binding on the parties and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, and each party shall pay for and bear the cost of its or her own experts, evidence and legal counsel, unless the arbitrator rules otherwise in the arbitration. Each party agrees to use its or her best efforts to cause a final decision to be rendered with respect to the matter submitted to arbitration within sixty (60) days after its submission. Notwithstanding the foregoing, the Company shall be free to pursue its rights and remedies under Section 5 hereof and pursuant to Exhibit A hereto in any court of competent jurisdiction, without regard to the arbitral proceedings contemplated by this Section 16.

17.	Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder or contemplated or in connection herewith shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested and received), or if delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

Celsion Corporation

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

Attention: Chairman of the Compensation Committee Telephone: 609-896-9100

Current Email: MTardugno@celsion.com

with copies to:

Baker & McKenzie LLP

452 Fifth Avenue

New York, NY 10018

Attention: Steven G. Canner

Telephone: 212-626-4884

Email: Steven.Canner@BakerMcKenzie.com

If to the Executive:

Corinne Le Goff

18.	Indemnification and Limitation of Liability.

The Company acknowledges and agrees that the protections afforded by Article Ninth of the Amended and Restated Certificate of Incorporation, as may be amended from time to time, of the Company, and Article VI of the Amended and Restated Bylaws, as may be amended from time to time, of the Company are available to the Executive throughout the Employment Period and thereafter, in accordance with their respective terms.

19.	General.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed entirely in New Jersey.

(b) This Agreement, together with the agreement set forth in Exhibit A hereto and the agreements reflecting the Initial Awards, sets forth the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including without limitation the Offer Letter between the Company and the Executive, dated May 16, 2022. No representation, promise or inducement has been made by either party hereto that is not embodied in this Agreement, and neither party hereto shall be bound by or liable for any alleged representation, promise or inducement not so set forth. Notwithstanding the foregoing, in the event that the provisions hereof shall conflict with the terms of any stock option grant agreement, stock award agreement or similar document granting stock options, warrants or similar rights, then the terms of this Agreement shall control.

(c) This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party hereto waiving compliance. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.

(d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and permitted assigns. The Company may not assign its rights and obligation under this Agreement without the prior written consent of the Executive, except to a successor to substantially all the Company’s business that expressly assumes the Company’s obligations hereunder in writing. For purposes of this Agreement, “successors” shall mean any successor by way of share exchange, merger, consolidation, reorganization or similar transaction, or the sale of all or substantially all of the assets of the Company. The Executive may not assign, transfer, alienate or encumber any rights or obligations under this Agreement, except by will or operation of law, provided that the Executive may designate beneficiaries to receive any payments permitted under the terms of the Company’s benefit plans.

[Signature Page follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement under its or her seal effective as of the date first above written.

CELSION CORPORATION

/s/ Michael H. Tardugno
By:	Michael H. Tardugno
Title:	Executive Chairman of the Board of Directors

EXECUTIVE

/s/ Corinne Le Goff
Corinne Le Goff

[Signature page to Employment Agreement]

Exhibit A

Employee Proprietary Information and Ownership of Inventions Agreement

(Attached)

A-1